Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

22 August 2025
Matter No.: 372047
+1 441 299 4954
Marcello.Ausenda@conyers.com
Helen of Troy Limited
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

c/o Helen of Troy Texas Corporation
201 E. Main Street, Suite 300
El Paso, Texas 79901

Dear Sirs,

Re: Helen of Troy Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-227074) (the “Amendment”) to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the U. S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2025 Plan (as defined below).

On 20 August 2025 (the “Effective Date”), the Company’s shareholders approved the Helen of Troy Limited 2025 Stock Incentive Plan (the “2025 Plan”). Pursuant to the terms of the 2025 Plan, the total number of the Company’s common shares, US$0.10 par value per share (“Common Shares”) that may be issued under the 2025 Plan consists of (i) 1,055,000 new Common Shares (registered on a new registration statement on Form S-8), plus (ii) any Common Shares which as of immediately prior to the Effective Date are reserved and available for issuance under the Helen of Troy Limited 2018 Stock Incentive Plan (the “Prior Plan”) and which following the Effective Date are not issued pursuant to the Prior Plan including, (1) Common Shares available for new grants under the Prior Plan that are not subject to outstanding awards thereunder as of the Effective Date (“Unused Shares”), and (2) Common Shares subject to awards granted under the Prior Plan that are outstanding as of immediately prior to the Effective Date that are forfeited, expire or are otherwise cancelled or settled in cash after the Effective Date and shares withheld from awards granted under the Prior Plan to satisfy tax withholding items (collectively,

Legal - 26667757.2

the “Carryover Shares” and together with the Unused Shares referred to herein as the “Prior Plan Shares”).

1.DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Amendment, the Prior Plan and the 2025 Plan. We have also reviewed:

1.1.copies of the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 21 August 2025;

1.2.copies of an extract of the minutes of a meeting of the Company’s directors held on 6 May 2025 and an extract of the minutes of the annual general meeting of the Company’s members held on 20 August 2025 (together, the “Resolutions”), each certified by the Secretary of the Company on 21 August 2025; and

1.3.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.ASSUMPTIONS

We have assumed:

2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.the accuracy and completeness of all factual representations made in the Amendment, the Prior Plan, the 2025 Plan and other documents reviewed by us;

2.4.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.the validity and binding effect under the laws of the State of Texas of the 2025 Plan in accordance with its terms;

2.7.that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

conyers.com | 2
Legal - 26667757.2

2.8.that upon issue of any Prior Plan Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.that on the date of issuance of any of the Prior Plan Shares the Company will have sufficient authorised but unissued Common Shares;

2.10.that on the date of grant of any award under the 2025 Plan, the Company will be able to pay its liabilities as they become due;

2.11.that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, at the time of issuance of any of the Common Shares pursuant to the 2025 Plan; and

2.12.the consent to the issue and free transfer of shares of the Company given by the Bermuda Monetary Authority dated 18 June 2008 will not have been revoked or amended at the time of issuance of any of the Common Shares pursuant to the 2025 Plan.

3.QUALIFICATIONS

3.1.We express no opinion with respect to the issuance of shares pursuant to any provision of the 2025 Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.

3.2.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.3.This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.4.This opinion is issued solely for the purposes of the filing of the Amendment and the issuance of the Common Shares by the Company pursuant to the 2025 Plan and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.When issued and paid for in accordance with the terms of the 2025 Plan, the Prior Plan Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

5.DISCLOSURE

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

conyers.com | 3
Legal - 26667757.2

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited
conyers.com | 4
Legal - 26667757.2